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                                                                   EXHIBIT 10.22


                                                                  EXECUTION COPY


                        AGREEMENT OF MERGER AND PURCHASE


           This Agreement of Merger and Purchase (the "Agreement") is made and entered into as of December 23, 1998, by and among Hearst Communications, Inc., a Delaware corporation ("HCI"), Astronet, Inc., a Connecticut corporation (the "Company"), Diserio Merger Corp., a Delaware corporation ("Newco"), Hearst New Media, L.L.C., a Delaware limited liability company ("Hearst LLC" and collectively with HCI, "Buyer"), Eugenie A. Diserio, an individual residing at 68 Running Brook Lane, New Canaan, Connecticut 06840 ("Diserio"), James Turner, an individual residing at 270 Orchard Hill Lane, Fairfield, Connecticut ("Turner"), David Cunningham, an individual residing at 11 Rockford Drive, West Nyack, New York 10994 ("Cunningham"), Richard L. Barstow, an individual residing at 259 Pauline Street, Stratford, Connecticut 06497 ("Barstow"), Timothy Sheridan, an individual residing at 102 Rowayton Woods Drive, Norwalk, Connecticut 06854 ("Sheridan"), Christine Rising, an individual residing at 114 Perry Avenue, Norwalk, Connecticut 06850 ("Rising"), and America Online, Inc., a Delaware corporation ("AOL") (each of Turner, Cunningham, Sheridan and Rising is sometimes individually referred to as an "Option Holder" and collectively as the "Option Holders", each of Diserio, Barstow and the Option Holders is sometimes individually referred to as a "Holder" and collectively as the "Holders" and each of the Holders and AOL is sometimes individually referred to as a "Shareholder" and collectively as the "Shareholders").

           WHEREAS, HCI is the sole and managing member of Hearst LLC; and

           WHEREAS, Diserio owns 1,000 shares (the "Diserio Shares") and Barstow owns 7.8 shares (the "Barstow Shares") of common stock, no par value (the "Common Stock"), of the Company, constituting all issued and outstanding shares of capital stock of the Company (the Diserio Shares and the Barstow Shares are sometimes collectively referred to as the "Shares"); and

           WHEREAS, the Company owns -1 share of common stock, no par value (the "Newco Stock"), of Newco, constituting all issued and outstanding shares of capital stock of Newco; and

           WHEREAS, at the Closing hereunder, Diserio and Barstow will cause the Company to be merged with and into Newco (the "CT Merger"), such that, following consummation of such merger, Diserio will own 1,000 shares of Newco Stock and Barstow will own 7.8 shares of Newco Stock; and

           WHEREAS, Diserio, Barstow and HCI have determined that it is in their respective best interests to merge Newco with and into Hearst LLC (the "DE Merger"), at the Closing and immediately after the CT Merger;




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           WHEREAS, the Option Holders collectively own options (the "Options")
to purchase 271 shares of Common Stock (the "Option Shares"); and


           WHEREAS, AOL owns certain warrants (the "AOL Warrants") to purchase such number of shares of preferred stock of the Company which represent, on a fully diluted basis, 33.2% of the issued and outstanding capital stock of the Company; and

           WHEREAS, AOL owns (i) that certain Convertible Promissory Note of the Company to AOL, dated November 15, 1997, in the maximum principal amount of $400,000; (ii) that certain Promissory Note of the Company to AOL, dated July 28, 1995, in the principal amount of $150,000; and (iii) that certain Promissory Note of the Company to AOL, dated November 15, 1996, as amended, in the original principal amount of $610,000 (collectively, the "AOL Notes"), and

           WHEREAS, the Option Holders and AOL desire to sell, and HCI desires to purchase, the Options, the AOL Warrants and the AOL Notes on the terms and subject to the conditions set forth in this Agreement; and

           WHEREAS, capitalized terms used herein shall sometimes have the respective meanings ascribed to such terms in Section 9.9.

           NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE 1

                               MERGER AND PURCHASE

           1.1 Merger of the Company with and into Newco.

               (a) The CT Merger. Upon the terms and conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL") and the Connecticut Business Corporations Act (the "CBCA"), at the First Effective Time (as defined herein), the Company shall be merged with and into Newco. As a result of the CT Merger, the separate existence of the Company shall cease and Newco shall continue as the surviving entity of the merger.

               (b) First Effective Time. At the Closing (as defined herein), Diserio, Barstow and the Company shall cause (i) a certificate of merger in the form of Exhibit A hereto (the "DE Certificate of Merger") to be filed with the Secretary of State of the State of Delaware (the "DE Secretary"), (ii) a certificate of merger in the form of Exhibit B hereto (the "CT Certificate of Merger") to be filed with the Secretary of State of the State of Connecticut (the "CT Secretary"), and (iii) a plan of merger substantially in the form of Exhibit C hereto (the "CT Plan of Merger") to be filed with the CT



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Secretary, in each case in such form as required by, and executed in accordance with the provisions of, the DGCL and the CBCA, and shall take such actions and execute and deliver such other documents as necessary to consummate the CT Merger pursuant to the provisions of the DGCL and the CBCA. The CT Merger shall become effective at such time as the CT Certificate of Merger and the CT Plan of Merger are duly filed with the CT Secretary and the DE Certificate of Merger is filed with the DE Secretary, or at such later time as may be agreed in writing by each of the parties hereto and specified in the CT Plan of Merger (the date and time that the First Merger becomes effective being the "First Effective Time").

                     (c) Effect of the CT Merger. At and after the First Effective time, the CT Merger shall have the effects set forth in the DGCL and the CBCA. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time all the property, rights, privileges, powers and franchises of the Company and Newco shall vest in Newco as the surviving entity, and all debts, liabilities (including without limitation, the AOL Notes) and duties of the Company and Newco shall become the debts, liabilities and duties of Newco as the surviving entity.

                     (d) Certificate of Incorporation and By-laws. The Certificate of Incorporation and Bylaws of Newco, as in effect immediately prior to the First Effective Time, shall be the Certificate of Incorporation and By-laws of Newco, as the surviving entity, until thereafter amended as provided by law and such Certificate of Incorporation and By-laws.

                     (e) Officers of Surviving Entity. The officers of Newco immediately prior to the First Effective Time shall be the initial officers of Newco, as the surviving entity, each to hold office in accordance with the By-laws of Newco until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                     (f) Merger Consideration. At the First Effective Time, by virtue of the CT Merger and without any further action on the part of Diserio, Barstow, the Company, Newco or HCI, (i) each share of Common Stock shall be converted into one share of Newco Stock, (ii) the Options shall be converted on a one-for-one basis into options to purchase a total of 271 shares of Newco Stock, (iii) the AOL Warrants shall be converted into warrants to purchase such number of shares of preferred stock of Newco which represent, on a fully diluted basis, 33.2% of the issued and outstanding capital stock of Newco and (iv) each issued share of Newco Stock existing immediately prior to the First Effective Time shall be cancelled and extinguished.

           1.2 Merger of Newco with and into Hearst LLC.

               (a) The DE Merger. Upon the terms and conditions of this Agreement, and in accordance with the DGCL and the Delaware Limited Liability Company Act (the "DLLCA"), at the Effective Time (as defined herein), Newco shall be merged with and into Hearst LLC. As a result of the DE Merger, the separate existence of Newco shall cease and Hearst LLC shall continue as the surviving entity of the merger. Hearst LLC, as the surviving entity after the DE Merger, is hereinafter sometimes referred to as the "Surviving Entity".

               (b) Effective Time. At the Closing, but after the First Effective Time, Diserio, Barstow, Hearst LLC and HCI shall cause a certificate of merger (the "Certificate of Merger") to be filed with the DE Secretary, in such form as required by, and executed in accordance with the provisions of, the DGCL and the DLLCA, and shall take such other actions as are necessary to cause the DE Merger to be consummated in accordance with the provisions of the DGCL and the DLLCA. The DE Merger shall become effective at such time as the Certificate of Merger is duly



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filed with the DE Secretary or at such later time as may be agreed in writing by each of the parties hereto and specified in the Certificate of Merger (the date and time that the DE Merger becomes effective being the "Effective Time").

               (c) Effect of the Merger. At and after the Effective Time, the DE Merger shall have the effects set forth in the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Newco and Hearst LLC shall vest in the Surviving Entity, and all debts, liabilities and duties of Newco and Hearst LLC shall become the debts, liabilities and duties of the Surviving Entity.

               (d) Limited Liability Company Agreement. The Limited Liability Company Agreement of Hearst LLC, as in effect immediately prior to the Effective Time, shall be the Limited Liability Company Agreement of the Surviving Entity until thereafter amended as provided by law and such Limited Liability Company Agreement.

               (e) Officers of Surviving Entity. The officers of Hearst LLC immediately prior to the Effective Time shall be the initial officers of the Surviving Entity, each to hold office in accordance with the Limited Liability Company Agreement of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

               (f) Merger Consideration. At the Effective Time, by virtue of the DE Merger and without any further action on the part of Diserio, Barstow, Newco, HCI or Hearst LLC, all of the shares of Newco Stock held by each of Diserio and Barstow shall be cancelled and extinguished, and the HCI shall (i) pay to (A) Diserio the aggregate amount of three hundred thirty-seven thousand eight hundred sixteen dollars and seventy cents ($337,816.70), and to (B) Barstow the aggregate amount of two thousand six hundred thirty-four dollars and ninety-seven cents ($2,634.97) (collectively, the "Shares Payment"); and (ii) issue to (A) Diserio a subordinated promissory note of HCI, substantially in the form of Exhibit D-1 hereto (a "Holders Subordinated Note"), in the aggregate initial principal amount of two million eighty-three thousand two hundred and three dollars ($2,083,203.00), and to (B) Barstow a Holders Subordinated Note in the aggregate initial principal amount of sixteen thousand two hundred forty-eight dollars and ninety-eight cents ($16,248.98).

           1.3 Purchase of AOL Warrants and Notes.

               (a) Purchase. At the Closing, AOL agrees to sell to HCI, and HCI agrees to purchase from AOL, all of AOL's right, title and interest in and to the AOL Warrants and the AOL Notes, on the terms and subject to the provisions of this Agreement.

               (b) Consideration. As consideration in full for the acquisition of the AOL Warrants and the AOL Notes from AOL, at the Closing HCI shall (i) pay to AOL the aggregate amount of five hundred sixty-eight thousand dollars ($568,000.00) (the "AOL Payment") and (ii) issue to AOL a subordinated promissory note of HCI substantially in the form of Exhibit D-2 hereto (an "AOL Subordinated Note"), in the aggregate initial principal amount of one million thirty-six thousand dollars ($1,036,000.00) (the Holders Subordinated Notes and the AOL



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Subordinated Note are sometimes individually referred to as a "Subordinated
Note" and collectively as the "Subordinated Notes").

           1.4 Purchase of Options.

               (a) Purchase. At the Second Closing (as hereinafter defined), each of the Option Holders agrees to sell to HCI and HCI agrees to purchase from each of the Option Holders, all of such Option Holder's right, title and interest in and to the Options, on the terms and subject to the provisions of this Agreement.

               (b) Consideration. As consideration in full for the acquisition of the Options from the Option Holders, at the Second Closing HCI shall (i) pay to the Option Holders the aggregate amount of ninety-one thousand five hundred forty-eight dollars and thirty-three cents ($91,548.33), payable to each Option Holder in the amount set forth opposite such Option Holder's name on Schedule
1.4 hereto (the "Option Payment" and collectively with the Shares Payment and the AOL Payment, the "Cash Payment"); and (ii) issue to the Option Holders, Holders Subordinated Notes in the aggregate initial principal amount of five hundred sixty-four thousand five hundred forty-eight dollars and one cent ($564,548.01), to be issued to each Option Holder in the initial principal amount set forth opposite such Option Holder's name on Schedule 1.4 hereto (the consideration referred to in Sections 1.2(f), 1.3(b) and 1.4(b) hereto, collectively, the "Purchase Price").

           1.5 Closing.

               (a) Closing. The closing of the transactions contemplated by Sections 1.1, 1.2, 1.3 and 1.4 of this Agreement (the "Closing") will take place at 10:00 a.m. local time at the offices of Rogers & Wei Is LLP, 200 Park Avenue, New York, New York 10 166 (or such other place as the parties may agree) as soon as practicable (but not later than five Business Days) after the satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date"). At the
Closing:

                     (i) Diserio, Barstow and the Company shall cause the DE Certificate of Merger to be filed with the DE Secretary and the CT Certificate of Merger and the CT Plan of Merger to be filed with the CT Secretary in accordance with the provisions of the DGCL and the CBCA, and shall take such actions and execute and deliver such other documents as necessary to consummate the CT Merger pursuant to the provisions of the DGCL and the CBCA;

                     (ii) after the First Effective Time, Diserio, Barstow, Hearst LLC and HCI shall cause the Certificate of Merger to be filed with the DE Secretary, in such form as required by, and executed in accordance with the provisions of, the DGCL and the DLLCA, and shall take such other actions as are necessary to cause the DE Merger to be consummated in accordance with the provisions of the DGCL and the DLLCA; and

                     (iii) at the Effective Time, (A) HCI shall pay to Diserio and Barstow the Shares Payment as set forth in Section 1.2(f) and deliver to each of





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                     Diserio and Barstow a Holders Subordinated Note in the
                     respective initial principal amount set forth in Section 1.2(f) and (B) AOL shall deliver to HCI against payment of the AOL Payment and delivery to AOL of the AOL Subordinated
                     Note in the initial principal amount set forth in Section 1.3(b), (1) the AOL Warrants, in genuine and unaltered form, accompanied by such instruments of transfer or cancellation as may reasonably be requested by HCI and (II) the AOL Notes, in genuine and unaltered form, accompanied by such instruments of transfer or cancellation as may reasonably be requested by HCI

               (b) Second Closing. The closing of the transactions contemplated by Section 1.4 of this Agreement (the "Second Closing") ") will take place at the offices of Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166 (or such other place as the parties may agree) as soon as practicable (but not later than one Business Day) after the Effective Time (the "Second Closing Date"). At the Second Closing, the Option Holders shall deliver to HCI against payment of the Option Payment as set forth in Section 1.4 and delivery to such Option Holders of Subordinated Notes in the respective initial principal amounts set forth set forth in Section 1.4(b), the Options, in genuine and unaltered form, accompanied by such instruments of transfer or cancellation as may reasonably be requested by HCI

               (c) The portion of the Cash Payment payable to each of Diserio, Barstow and AOL will be paid to such party by 14CI at the Closing, and the portion of the Cash Payment payable to each of the Option Holders will be paid to such Option Holder by HCI at the Second Closing, each by wire transfer of immediately available funds (to an account specified in writing by such Shareholder to HCI at least two Business Days prior to the Closing Date).

                                    ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF THE HOLDERS

           Each Holder, jointly and severally, hereby represents and warrants to Buyer as follows:

           2.1 Organization of the Company and Newco.

               (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and has all requisite corporate power to own its properties and to conduct its business as presently conducted. The Company is duly authorized, qualified or licensed to do business and is in good standing in each state or other jurisdiction in which its assets are located or in which its business or operations as presently conducted make such qualification necessary, except for such failures to be so authorized, qualified, licensed or in good standing as could not reasonably be expected to have a material adverse effect on the assets, properties, business, prospects, the results of operations or condition (financial or otherwise) of the Company or Newco or on the ability of any Shareholder to perform its respective obligations hereunder (a "Material Adverse Effect").

               (b) Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own its



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properties and to conduct its business as presently conducted. Newco is duly authorized, qualified or licensed to do business and is in good standing in each state or other jurisdiction in which its assets are located or in which its business or operations as presently conducted make such qualification necessary, except for such failures to be so authorized, qualified, licensed or in good standing as could not reasonably be expected to have a Material Adverse Effect.

           2.2 Authority.

               (a) Each Holder has full legal right, capacity, power and authority to execute, deliver and perform its obligations under this Agreement and the other agreements, certificates and instruments to be executed by such Holder in connection with or pursuant to this Agreement, including without limitation, the DE Certificate of Merger, the CT Certificate of Merger, the CT Plan of Merger and the Certificate of Merger (collectively, the "Shareholder Documents"). This Agreement has been, and at the Closing or the Second Closing, as the case may be, the other Shareholder Documents will be, duly executed and delivered by each Holder. This Agreement is, and, upon execution and delivery by each Holder to the extent it is a party thereto, at the Closing or the Second Closing, as the case may be, each of the other Shareholder Documents will be, a legal, valid and binding agreement of each Holder, enforceable against each Holder in accordance with their respective terms.

               (b) The Company has full legal right, capacity, power and authority to execute, deliver and perform its obligations under this Agreement and the Shareholder Documents to be executed by the Company. This Agreement has been, and at the Closing or the Second Closing, as the case may be, to the extent it is a party thereto, the other Shareholder Documents will be, duly executed and delivered by the Company. This Agreement is, and, upon execution and delivery by the Company to the extent it is a party thereto, at the Closing or the Second Closing, as the case may be, each of the other Shareholder Documents will be, a legal, valid `and binding agreement of the Company, enforceable against the Company in accordance with their respective terms.

               (c) Newco has full legal right, capacity, power and authority to execute, deliver and perform its obligations under this Agreement and the Shareholder Documents to be executed by Newco. This Agreement has been, and at the Closing or the Second Closing, as the case may be, to the extent it is a party thereto, the other Shareholder Documents will be, duly executed and delivered by Newco. This Agreement is, and, upon execution and delivery by Newco to the extent it is a party thereto, at the Closing or the Second Closing, as the case may be, each of the other Shareholder Documents will be, a legal, valid and binding agreement of Newco, enforceable against Newco in accordance with their respective terms.

           2.3 Capitalization.

               (a) The authorized capital stock of the Company consists solely of 20,000 shares of Common Stock, of which: (i) as of the date hereof, only the Diserio Shares and the Barstow Shares have been issued and are outstanding; and
(ii) immediately prior to the First Effective Time, only the Shares will have been issued and be outstanding and will be owned by Diserio and Barstow. The authorized capital stock of Newco consists solely of 20,000 shares of Common Stock, of which: (i) as of the date hereof, only I share of Newco Stock have been



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issued and are outstanding; and (ii) immediately after the First Effective Time, only 1,007.8 shares of Newco Stock will have been issued and be outstanding and will be owned by Diserio and Barstow (the "Newco Shares").

               (b) The Diserio Shares and the Barstow Shares are duly authorized, validly issued, outstanding, fully paid and nonassessable. Diserio and Barstow have good and marketable title to the Shares free and clear of all Liens (as hereinafter defined). After the First Effective Time, Diserio and Barstow will have, and upon the delivery to Buyer at the Closing of certificates representing the Newco Shares in the manner set forth in Section 1.2, Diserio and Barstow will convey to Buyer, good and marketable title to the Newco Shares, in each case free and clear of all Liens.

               (c) Each Option Holder owns the number of Options set forth opposite such Option Holder's name on Schedule 2.3 hereto. AOL owns the AOL Warrants, which represent the right to purchase such number of shares of preferred stock of the Company which represent, on a fully diluted basis, 33.2% of the issued and outstanding capital stock of the Company.

                     (i) Except for the Options and the AOL Warrants, there are no securities, rights, subscriptions, warrants, options or other contracts that give the right to purchase or otherwise receive or be issued any shares of capital stock of the Company or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of the Company. There are no voting trusts or other agreements or understandings with respect to the voting of the capital stock or other equity interests of the Company nor any restrictions on the transferability or sale of such shares or other equity interests except under the Securities Act and state "blue sky" or securities laws. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire, redeem or retire any shares of capital stock or other equity interests of the Company or any securities convertible into or exchangeable for any such capital stock or other equity interests.

                     (ii) Immediately after the First Effective Time, except for the Options and the AOL Warrants, there will be no securities, rights, subscriptions, warrants, options or other contracts that give the right to purchase or otherwise receive or be issued any shares of capital stock of Newco or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of Newco. There are no voting trusts or other agreements or understandings with respect to the voting of the capital stock or other equity interests of Newco nor any restrictions on the transferability or sale of such shares or other equity interests except under the Securities Act and state "blue sky" or securities laws. Newco is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire, redeem or retire any shares of capital stock or other equity interests of Newco or any securities convertible into or exchangeable for any such capital stock or other equity interests.




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           2.4 Formation Documents, Books and Records.

               (a) Copies of the certificate of incorporation and by-laws (or similar governing documents) of the Company, and all amendments thereto, have heretofore been delivered to Buyer, and are true, correct and complete. The minute book of the Company as made available to Buyer prior to the execution of this Agreement contains true and complete records of all meetings and consents in lieu of meetings of the shareholders and Board of Directors (and any committees thereof) or similar governing bodies of the Company since the time of the Company's organization. The stock transfer ledgers and other similar records of the Company as made available to Buyer prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the capital stock of the Company.

               (b) Copies of the certificate of incorporation and by-laws (or similar governing documents) of Newco, and all amendments thereto, have heretofore been delivered to Buyer, and are true, correct and complete. The minute book of Newco as made available to Buyer prior to the execution of this Agreement contains true and complete records of all meetings and consents in lieu of meetings of the shareholders and Board of Directors (and any committees thereof) or similar governing bodies of Newco since the time of Newco's organization. The stock transfer ledgers and other similar records of Newco as made available to Buyer prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the capital stock of Newco.

           2.5 Title to Assets.

               (a) Set forth in Schedule 2.5(a) is a complete list (including the street address, where applicable) of: (i) all real property leased by the Company (the "Leased Real Property") or which the Company has an option to lease; (ii) each vehicle owned or leased by the Company as of the date of this Agreement; and (iii) each other material item of tangible personal property owned or leased by the Company (in the form maintained by the Company) as of the date indicated. All assets used by the Company pursuant to leases or licenses are referred to as the "Leased Assets." Except for those leasehold interests set forth on Schedule 2.5(a), the Company does not own, or hold any option or contractual obligation to purchase or acquire any interest in, any real property.

               (b) The Company has good and marketable title to all of its assets (other than the Leased Assets, as to which the Company has valid licenses or leasehold interests) and owns all of such assets (including such licenses or leasehold interests) free and clear of any liens, security interests, encumbrances or other restrictions or limitations (collectively, "Liens"), other than (i) statutory Liens securing taxes and other obligations that are not yet due and payable or which are being contested in good faith and in respect of which adequate reserves have been established by the Company; (ii) minor imperfections of title and encumbrances that do not materially detract from or interfere with the present use or value of such properties; and (iii) Liens described in Schedule 2.5(b).

               (c) The Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the Leased Real Property where the Company is lessee or sublessee for the full term thereof. The Company does not owe brokerage or commissions or tenant improvement



                                       9.
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costs with respect to any such leased space. There are no pending, or to the knowledge of each Holder, threatened condemnation or appropriation proceedings or any action, suit, proceeding or arbitration by any Person or any investigation or audit by any Governmental Body alleging any violation of any applicable law, statute, rule, regulation, or ordinance with respect to the Leased Real Property.

           2.6 Sufficiency of Assets. The tangible personal property owned by the Company and the Leased Assets: (i) constitute all assets used by the Company in the conduct of its business; and (ii) are in good condition and repair, ordinary wear and tear excepted, for property of comparable type, age and usage.

           2.7 No Violation. Except as described in Schedule 2.7, the execution and delivery of this Agreement and the other Shareholder Documents, the performance of the Holders' obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the CT Merger and the DE Merger, will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under, or result in the creation of any Lien on the Company, Newco, any Holders or any of their respective assets pursuant to, or require any Holder, the Company or Newco to obtain any consent, approval or action of, make any filing with, or give any notice to any Person as a result or under the terms of, or relieve any third party of any obligation to the Company or Newco under or give any third party the right to terminate or accelerate any obligation under,
(i) the certificate of incorporation or by-laws of the Company or Newco, (ii) any Material Agreement (as hereinafter defined) or Permit (as hereinafter defined) by which the Company, Newco or any Holder is bound, or (iii) any law, statute, rule, regulation, ordinance or other pronouncement, or any writ, judgment, decree, injunction or similar order, of any Governmental Body (as hereinafter defined) by which the Company, Newco or any Holder or any of their respective assets are in any way bound or obligated.

           2.8 Government Consents. Except as set forth in Schedule 2.8, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental agency, authority, commission, board or other body (collectively, a "Governmental Body") is required on the part of any Holder, the Company or Newco in connection with any of the transactions contemplated by this Agreement.

           2.9 Financial Statements.

               (a) Attached as Schedule 2.9(a) are true and complete copies of the unaudited balance sheet of the Company (the "Latest Balance Sheet") as of June 30, 1998 (the "Latest Balance Sheet Date"), the unaudited balance sheets of the Company as of December 31, 1997 and 1996 and the related unaudited statements of operations and cash flow for the years (with respect to the periods ended December 3 1, 1997 and 1996) and the six months (with respect to the period ended on the Latest Balance Sheet Date) then ended (collectively, the "Financial Statements"). The Financial Statements present fairly in all material respects the financial condition of the Company at the dates specified and the results of its operations for the periods specified and, except for the treatment of deferred income taxes, have been prepared in accordance with generally accepted accounting principles, consistently applied, subject in the case of the Latest Balance Sheet and the related statements of operations and cash flow for the



                                      10.

six month period then ended, to the absence of footnote disclosure and to changes resulting from normal period-end adjustments, which will not be material in the aggregate. The Financial Statements have been prepared from the books and records of the Company, which accurately and fairly reflect in all material respects the transactions of, acquisitions and dispositions of assets by, and incurrence of liabilities by the Company.

               (b) The Company has no Liabilities of a type required by generally accepted accounting principles to be set forth on a balance sheet except for (i) Liabilities reflected on the Latest Balance Sheet, and (ii) current liabilities incurred in the ordinary course of business and consistent with past practice after the Latest Balance Sheet Date, none of which is material to the assets, properties, business, prospects, results of operations or condition (financial or otherwise) of the Company.

               (c) All accounts receivable reflected in the Latest Balance Sheet arose from bona fide sales in the ordinary course of business, represent valid and binding obligations due to the Company and have been collected or are collectible in the aggregate recorded amounts thereof without valid set-off.

           2.10 Subsidiaries and Investments. The Company does not own any direct or indirect equity or debt interest in any other Person, including, without limitation, any interest in a corporation, partnership or joint venture, and is not obligated or committed to acquire any such interest.

           2.11 Absence of Material Adverse Changes; Operations.

                (a) Since the Latest Balance Sheet Date, the Company has conducted its business in the ordinary course consistent with past practice and there has not been, nor to the knowledge of each Holder, is there threatened:
(i) any material adverse change in the assets, properties, business, prospects, results of operations or condition (financial or otherwise) or Liabilities of the Company; or (ii) any theft, condemnation, or eminent domain proceeding, or any material damage, destruction or casualty loss affecting any of the Company's assets, whether or not covered by insurance.

                (b) Except as disclosed on Schedule 2.11 or expressly authorized by this Agreement, since the Latest Balance Sheet Date, the Company has not, and from the date hereof through the Closing Date, the Company shall not have, without the prior written consent of HCI:

                     (i) amended its certificate of incorporation or by-laws or comparable instruments or merged with or into or consolidated with any other Person, or changed or agreed to rearrange in any manner the character of its business;

                     (ii) issued, sold or purchased options or rights to subscribe to, or entered into any contracts or commitments to issue, sell or purchase, any shares of its capital stock or other equity interests;

                     (iii) entered into, amended or terminated any (i) employment agreement or collective bargaining agreement,
                     (ii) adopted, entered into or




                                      11.

                     amended any arrangement which is, or would be, an Employee Plan (as hereinafter defined) or (iii) made any change in any actuarial methods or assumptions used in funding any Employee Plan or in the assumptions or factors used in determining benefit equivalences thereunder;

                     (iv) issued any note, bond or other debt security, created, incurred or assumed any indebtedness for borrowed money, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation;

                     (v) declared, set aside or paid any dividends or declared or made any other distributions of any kind to its shareholders or holders of its equity interests, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other equity interests;

                     (vi) knowingly waived any right of material value to its business, operations or assets;

                     (vii) made any change in its accounting methods or practices or made any changes in depreciation or amortization policies or rates adopted by it or made any material write-down of inventory or material write-off as uncollectible of accounts receivable;

                     (viii) made any wage or salary increase or other compensation payable or to become payable or bonus, or increase in any other direct or indirect compensation, for or to any of its officers, directors, employees, independent contractors, consultants, agents or other representatives, or any accrual for or commitment or agreement to make or pay the same, other than increases made in the ordinary course consistent with past practice;

                     (ix) entered into any transactions with any of its shareholders, officers, directors or employees, or their immediate family members, (other than employment arrangements made in the ordinary course of business consistent with past practice), or any Affiliate of any of the foregoing;

                     (x) made any payment or commitment to pay any severance or termination pay to any Person or any of its officers, directors, employees, independent contractors, consultants, agents or other representatives, other than payments or commitments to pay such Persons or its officers, directors, employees in the ordinary course of business;

                     (xi) (i) entered into any lease (as lessor or lessee); (ii) sold, abandoned or made any other disposition of any of its assets or properties other than in the ordinary course of business consistent with past practice; (iii) granted or suffered any Lien on any of its assets or properties other than sales of inventory in the ordinary course of business; or (iv) entered into or amended any contract or other agreement to which it is a party, or



                                      12.

                     by or to which it or its assets or properties are bound or subject, or pursuant to which it agrees to indemnify any Person or to refrain from competing with any Person, in each case of a type required to be disclosed pursuant to
                     Section 2.19 hereof;

                     (xii) except in the ordinary course of business, incurred or assumed any debt, obligation or liability (whether absolute or contingent and whether or not currently due and payable);

                     (xiii) except for inventory or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other Person;

                     (xiv) paid, directly or indirectly, any of its Liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business;

                     (xv) made any capital expenditures or commitments for capital expenditures in an aggregate amount exceeding $ 10,000; or

                     (xvi) except in the ordinary course of business, terminated, failed to renew, amended or entered into any contract or other agreement of a type required to be disclosed pursuant to Section 2.19.

           2.12 Taxes. The Company has filed all Tax Returns required to be filed by applicable law. All Tax Returns were in all respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis. No claim has ever been made by an authority of a jurisdiction where the Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction. The Company has, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are due and payable. There are no Tax liens upon the assets of the Company except liens for Taxes not yet due. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company, and no Tax authority has notified the Company that it intends to investigate its Tax affairs. The Company has not received a tax ruling or entered into a closing agreement with any Tax authority that would have a continuing adverse effect after the Closing Date. The Company has complied (and until the Closing Date will comply) in all respects with the provisions of the Code relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Code Sections 3401 through 3606, and 6041 and 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. The Company has properly classified for all purposes (including, without limitation, for all Tax purposes and for all purposes under ERISA (as hereinafter defined)) all employees, consultants and independent contractors, and has made all filings and has withheld and paid all Taxes required to have been filed, withheld or paid in connection with services provided by such persons to the Company. The Company has



                                      13.

validly elected to be an "S corporation" (within the meaning of Code 1361(a)(1)), for federal income tax purposes as of July 1, 1995, and has maintained its status as an "S corporation" at all times thereafter. The Company has validly elected to be an "S corporation" in all state and local jurisdictions where it would, absent such an election, be subject to corporate income or franchise tax, and has maintained its status as an "S corporation" in such jurisdictions at all times thereafter. Except for the consummation of the transactions contemplated hereby, no state of facts exists or has existed, which presents or presented a material risk that the Company's status as an "S corporation" is or was subject to termination or revocation.

           2.13 Litigation.

                (a) Except as described in Schedule 2.13(a), there are currently no pending or, to the knowledge of each Holder, threatened lawsuits, administrative proceedings, or formal or informal complaints or investigations by any Person against or relating to the Company or, to the knowledge of each Holder, any of the Company's former shareholders, or any current or former employees or agents (in their capacity as such), or to which any of the Company's assets are subject. The Company is not subject to or bound by any currently existing judgment, order, writ, injunction or decree.

                (b) Except as described in Schedule 2.13(b), there are currently no pending or, to the knowledge of each Holder, threatened lawsuits, administrative proceedings, or formal or informal complaints or investigations by any Person against or relating to a Holder, or to which any of a Holder's assets are subject which could reasonably be expected to directly have a Material Adverse Effect. No Holder is subject to or bound by any currently existing judgment, order, writ, injunction or decree which could reasonably be expected to directly have a Material Adverse Effect.

           2.14 Compliance with Laws. Except as described in Schedule 2.14, the Company is currently complying in all material respects with and has at all times complied in all material respects with, and has not received any claim or notice that it is not in compliance in any material respect with, each statute, law, ordinance, decree, order, rule or regulation of any Governmental Body applicable to it, including, without limitation, all federal, state and local laws relating to zoning and land use, occupational health and safety, product quality and safety and employment and labor matters.

           2.15 Permits. The Company owns or possesses from each appropriate Governmental Body all right, title and interest in and to all permits, licenses, authorizations, approvals, franchises or rights issued by any Governmental Body (collectively, "Permits") necessary to conduct its business. Each of such Permits is described in Schedule 2.15. No loss or expiration of any Pen-nit is pending or, to the knowledge of each Holder, threatened, other than expiration in accordance with the terms thereof of Permits that may be renewed in the ordinary course of business without lapsing.

           2.16 Environmental Matters. Except as described in Schedule 2.16: (i) the Company has conducted its business in compliance in all material respects with, and without giving rise to any material Liability under, all applicable Environmental Laws, including, without limitation, by having all material Permits required under any Environmental Laws for the operation of its



                                      14.

business; (ii) to the knowledge of each Holder, none of the Leased Real Property contains any Hazardous Substance in amounts exceeding in any material respect the levels permitted by applicable Environmental Laws; (iii) the Company has not received any written notices, demand letters or requests for information from any Governmental Body or other Person indicating that the Company may be in violation of, or liable under, any Environmental Law; (iv) no written reports have been filed, or are required to be filed, by the Company concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law; (v) to the knowledge of each Holder, no Hazardous Substance has been disposed of, released or transported in violation in any material respect of any applicable Environmental Law to or from the Leased Real Property, or as a result of any activity of the Company, that would give rise to material liability under any Environmental Law; (vi) there have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any Environmental Law conducted by or on behalf of the Company, or which are in the possession of the Company, relating to the activities of the Company or any of the Leased Real Property that have not been delivered to HCI prior to the date hereof, (vii) to the knowledge of each Holder, there are no underground storage tanks on, in or under any of the Leased Real Property, and no underground storage tanks have been closed or removed from any of the Leased Real Property in a manner that would give rise to material liability under any Environmental Law; (viii) to the knowledge of each Holder, there is no asbestos present in any of the Leased Real Property the condition or existence of which currently requires remediation under applicable Environmental Law, and no asbestos has been removed from any of the Leased Real Property; and
(ix) neither the Company nor any of the Company's assets are subject to any material Liabilities or expenditures relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.

           2.17 Employee Matters. Set forth on Schedule 2.17 is a complete list of all current employees of the Company as of the date of this Agreement, including date of employment, current title and compensation, and date and amount of last increase in compensation and indicating any employees on disability or other permitted leaves of absence. The Company does not have and has never had any collective bargaining, union or labor agreements, contracts or other arrangements with any group of employees, labor union or employee representative. No Holder knows of any organization effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Company. The Company has not experienced, and the Company does not know of any basis for any strike or material work stoppage or slow down.

           2.18 Employee Benefit Plans.

                (a) Set forth in Schedule 2.18 is a complete list of all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all plans or policies providing for fringe benefits (including, without limitation, vacation, paid holidays, personal leave, employee discounts, educational benefits or similar programs), and all other bonus, incentive, compensation, profit-sharing, equity, severance, retirement, health, life, disability, group insurance, employment, fringe benefit and other similar plans, agreements, policies or understandings (whether or not subject to ERISA, whether written or oral, qualified or nonqualified, currently effective or terminated), and any



                                      15.

trust, escrow or other agreement related thereto, which (i) is maintained or contributed to by the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate has or may have any liability, or (ii) provides benefits, or describes policies or procedures applicable, to any current or former officer, employee or independent contractor or dependents thereof, regardless of whether funded (the "Employee Plans"). The Holders have made available, or have caused the Company to make available, to HCI accurate and complete copies of the documents, records and other materials related thereto reasonably requested by HCI in writing. Except as described in Schedule 2.18, no Employee Plan provides, and no written or oral representations have been made to any current or former employee, officer or independent contractor of the Company promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the employee's date of termination (except to the extent of coverage required under Code Section 4980B). Except as described in Schedule 2.18, the consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount of compensation due to any employee, officer, former officer or former employee of the Company and neither the Company nor any ERISA Affiliate is a party to any plan, program or agreement which could result in a payment that is an "excess parachute" under Section 280G of the Code. "ERISA Affiliate" means the Company and each Person that is or has been treated as a single employer or controlled group member with the Company pursuant to Section 414 of the Code or Section 4001 of ERISA.

                (b) With respect to each Employee Plan that is maintained or contributed to, currently or in the past, by the Company or any ERISA Affiliate:

                     (i) there is no Employee Plan that is or has ever been a "defined benefit plan" (as defined in Section 3(35) of ERISA) or is subject to Section 412 of the Code or Title IV of ERISA;

                     (ii) each Employee Plan has been operated in compliance with ERISA, applicable tax qualification requirements and all other applicable laws;

                     (iii) each Employee Plan which is intended to be tax-qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and no events have occurred that would adversely affect the tax-qualified status of any such Employee Plan; and

                     (iv) each Employee Plan which provides medical, dental, health or long-term disability benefits are fully insured and claims with respect to any participant or covered dependent under such Employee Plan could not result in any uninsured liability to the Company, HCI or any Affiliate thereof.

                (c) No Employee Plan contributed to by the Company or any ERISA Affiliate is a "multiemployer plan" or a "multiple employer plan" (as such terms are defined in Sections 3(37)(A) and 3(40)(A) of ERISA (multiemployer plans and multiple employer plans are hereinafter referred to as "Multiemployer Plans")), nor has the Company or any ERISA Affiliate ever contributed or been required to contribute to any Multiemployer Plan.




                                      16.

                (d) Neither the Company, any ERISA Affiliate or any plan fiduciary of any Employee Plan has engaged in any transaction in violation of
Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Code Section 4975(c)(1)) that would subject the Company, the Buyer, or any Affiliate thereof to any taxes, penalties or other Liabilities resulting from such transaction.

                (e) To the knowledge of each Holder, none of the Employee Plans is being audited or investigated by any Governmental Body.

                (f) Without limiting any other provision of this Section 2.18, no event has occurred and no condition exists, with respect to any Employee Plan or any other employee benefit plan that has subjected or could subject the Company, or any Employee Plan or any successor thereto, to any tax, fine, penalty or other Liability (other than, in the case of the Company and the Employee Plans, a Liability arising in the normal course to make contributions or payments, as applicable, when ordinarily due under an Employee Plan with respect to employees of the Company). No employee benefit plan, agreement or arrangement other than an Employee Plan is or will be directly or indirectly binding on Buyer or any of its Affiliates, including on and after the Closing and the Second Closing, by virtue of the transactions contemplated hereby. Buyer and its Affiliates (including on and after the Closing, the Company), shall have no liability for, under, with respect to or otherwise in connection with any employee benefit plan, which liability arises under ERISA or the Code, by virtue of the Company being aggregated in a controlled group or affiliated service group with any ERISA Affiliate for purposes of ERISA or the Code at any relevant time prior to the Closing or the Second Closing. Each Employee Plan may be amended and terminated in accordance with its terms, and, each such plan provides for the unrestricted right of the Company to amend or terminate such plan.

           2.19 Material Agreements.

                (a) Schedule 2.19 lists each agreement (whether written or oral and including all amendments thereto) to which the Company is a party or a beneficiary or by which the Company or any of the Company's assets is bound that is material to the Company (collectively, the "Material Agreements"), including, without limitation, the following: (i) agreements pursuant to which the Company sells or distributes any products (other than Purchase Orders and Short Term Agreements, as defined below); (ii) real estate leases; (iii) agreements evidencing, securing or otherwise relating to any indebtedness for borrowed money for which the Company is liable; (iv) capital or operating leases or conditional sales agreements relating to vehicles, equipment or other assets (other than Short Term Agreements); (v) agreements pursuant to which the Company is entitled or obligated to acquire any assets from a third party (other than Purchase Orders and Short Tenn Agreements); (vi) insurance policies; (vii) employment, consulting, noncompetition, separation, collective bargaining, independent contractor, staff writer, affiliate, information provider, online content, union or labor agreements; (viii) agreements with or for the benefit of any present or former shareholder, officer, director or employee of the Company or any Affiliate or immediate family member thereof; (ix) agreements under which the Company is obligated to indemnify, or entitled to indemnification from, any third party, excluding any agreement that requires indemnification solely for a breach of such agreement; and (x) any other agreement (other than a Purchase Order) pursuant to which the Company is required to make or



                                      17.

entitled to receive aggregate payments or other value in excess of $10,000.
Schedule 2.19 identifies any Material Agreements that will be terminated at or prior to the Closing or the Second Closing. For purposes of this Agreement, (A) "Purchase Order" means a purchase order issued and accepted in the ordinary course of business that sets forth terms applicable to a specified purchase or sale of goods or services and does not impose obligations on either party that relate to any transaction other than such purchase or sale, and (B) "Short Term Agreement" means an agreement entered into in the ordinary course of business that is terminable by the Company on thirty (30) days or less notice and involves aggregate consideration of less than $10,000.

                (b) The Holders have delivered to HCI a copy of each written Material Agreement and a written summary of each oral Material Agreement. Except as described in Schedule 2.19, (i) each Material Agreement is in full force and effect and is valid, binding and enforceable in accordance with its terms as to the Company and, to the knowledge of each Holder, as to each other party thereto; (ii) there exists no material breach or material default (or event that with notice or lapse of time would constitute a material breach or material default) on the part of the Company or, to the knowledge of each Holder, on the part of any other party under any Material Agreement; (iii) the Company has received no written notice of termination or default under any Material Agreement; and (iv) as of the date of this Agreement, no party to an agreement under which the Company acquired a substantial portion of its assets has asserted any claim for indemnification under such agreement.

           2.20 Customers. Schedule 2.20 sets forth a list of the ten largest customers of the Company on the basis of revenues for services provided or goods sold (the "Major Customers") and the ten largest suppliers in terms of goods or services purchased (the "Major Suppliers"), from January 1, 1998 until June 30, 1998. Since January 1, 1998, none of the Major Customers or Major Suppliers has threatened to, or notified the Company of any intention to, terminate or materially alter its relationship with the Company, and there has been no material dispute with any Major Customer or Major Supplier. Except as set forth on Schedule 2.20, to the knowledge of each Holder, no Major Customer or Major Supplier is threatened with bankruptcy or insolvency.

           2.21 Intellectual Property Rights. Schedule 2.21 sets forth a list of all Intellectual Property owned by the Company or with respect to which the Company has any rights (other than trade secrets, know-how and goodwill attendant to the Intellectual Property and other intellectual property rights not reducible to schedule form), true and complete copies of which have been delivered or made available to HCI. The Company has the right to use all Intellectual Property used by the Company or necessary in connection with the operation of the Company's business, without infringing on or otherwise acting adversely to the rights or claimed rights of any Person. Except as set forth on
Schedule 2.21, the Company is not obligated to pay any royalty or other consideration to any Person in connection with the use of any such Intellectual Property. To the knowledge of each Holder, no other Person is infringing the rights of the Company in any of its Intellectual Property.

           2.22 Transactions with Affiliates. Except as set forth on Schedule 2.22, no shareholder, officer, director or employee of the Company or Affiliate or immediate family member thereof has since January 1, 1998: (a) borrowed money from or loaned money to the



                                      18.

Company which remains outstanding; (b) obtained any contractual or other claim, express or implied, of any kind whatsoever against the Company; (c) any interest in any property or assets used by the Company in its business; (d) engaged in any other transaction with the Company or (e) owned, directly or indirectly, any interest in (except not more than two percent (2%) stockholdings for investment purposes in securities of publicly held and traded companies), or served as an officer, director, employee or consultant of or otherwise received remuneration from, any Person which is, or has engaged in business as, a competitor, lessor, lessee, customer or supplier of the Company.

           2.23 Brokers. All negotiations relative to. this Agreement and the transactions contemplated hereby have been carried out by each Holder directly with Buyer without the intervention of any Person on behalf of any Holder in such manner as to give rise to any valid claim by any Person against Buyer for a finder's fee, brokerage commission or similar payment.

           2.24 Investment Intent. Each Holder is acquiring the Subordinated Notes for its own account for the purpose of investment and not with a view to resale or any distribution thereof Each Holder understands that (a) the Subordinated Notes have not been registered under the Securities Act of 1933, as amended, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to
Section 4(2) thereof, (b) the Subordinated Notes must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act of 1933, as amended, or is exempt from such registration, and (c) HCI will make a notation on its transfer books to such effect. Each Holder acknowledges that it has had a full opportunity to request from HCI and to review and has received all information which it deems relevant, in making a decision to acquire the Subordinated Notes and will comply with the restrictions on transferability of the Subordinated Notes contained therein.

           2.25 No Misrepresentations. The representations, warranties and statements made by the Holders in or pursuant to this Agreement are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.

           2.26 No Prior Activity. Newco was formed for the purpose of merging with the Company and has not engaged in any activity before the date hereof except in connection with the transactions contemplated by this Agreement. The Holders have not caused Newco to, and to the knowledge of the Holders Newco has not, incurred any liabilities as of the date hereof, except in connection with the transactions contemplated by this Agreement.

                                    ARTICLE 3

                      REPRESENTATIONS AND WARRANTIES OF AOL

           AOL hereby represents and warrants to Buyer as follows:

           3.1 Organization of AOL. AOL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to



                                      19.

own its properties and to conduct its business as presently conducted. AOL is duly authorized, qualified or licensed to do business and is in good standing in each state or other jurisdiction in which its assets are located or in which its business or operations as presently conducted make such qualification necessary, except for such failures to be so authorized, qualified, licensed or in good standing as could not reasonably be expected to have a material adverse effect on AOL's ability to complete its obligations under this Agreement.

           3.2 Authority. AOL has full legal right, capacity, power and authority to execute, deliver and perform its obligations under this Agreement and the Shareholder Documents to be executed by AOL in connection with or pursuant to this Agreement. The execution, delivery and performance by AOL of each Shareholder Document to which it is a party have been duly authorized by all necessary corporate action. This Agreement has been, and, to the extent AOL has executed and delivered such documents, the other Shareholder Documents have been, duly executed and delivered by AOL. This Agreement is, and, upon execution and delivery at the Closing by each Shareholder, to the extent AOL has executed and delivered such document, each of the other Shareholder Documents executed by AOL in connection with or pursuant to this Agreement is, a legal, valid and binding agreement of AOL, enforceable against AOL in accordance with their respective terms.

           3.3 Capitalization.

               (a) Upon the delivery to HCI at the Closing of the AOL Warrants and the AOL Notes in the manner set forth in Section 6.1(i), AOL will convey to HCI. good and marketable title to the AOL Warrants and the AOL Notes, free and clear of all Liens.

               (b) AOL owns the AOL Warrants and the AOL Notes, free and clear of all Liens. Except for the AOL Warrants and the AOL Notes, AOL has no securities, rights, subscriptions, warrants, options or other contracts that give the right to purchase or otherwise receive or be issued any shares of capital stock of the Company or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of the Company. AOL has not entered into any voting trusts or other agreements or understandings with respect to the voting of the capital stock or other equity interests of the Company. Other than as set forth in this Agreement, AOL does not have any right (contingent or otherwise) to repurchase or otherwise acquire, redeem or retire any shares of capital stock or other equity interests of the Company or any securities convertible into or exchangeable for any such capital stock or other equity interests of the Company.

           3.4 No Violation. Except as described in Schedule 3.4, the execution and delivery of this Agreement and the other Shareholder Documents by AOL, the performance of AOL's obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the sale of the AOL Warrants and AOL Notes to HCI, will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under, or result in the creation of any Lien on AOL or any of its assets, or to the knowledge of AOL, the Company or any of its assets, pursuant to, or require AOL, or to the knowledge of AOL, the Company to obtain any consent, approval or action of, make any filing with, or give any notice to any Person as a result or under the terms of, (i) the certificate of incorporation or by-laws of AOL, (ii) any material agreement or Permit by which AOL is bound,



                                      20.

or (iii) any law, statute, rule, regulation, ordinance or other pronouncement, or any writ, judgment, decree, injunction or similar order, of any Governmental Body by which AOL or any of its respective assets are in any way bound or obligated.

           3.5 Government Consents. Except as set forth in Schedule 3.5, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of AOL in connection with any of the transactions contemplated by this Agreement to which AOL is a party.

           3.6 Litigation. Except as described in Schedule 3.6, there are currently no pending or, to the knowledge of AOL, threatened lawsuits, administrative proceedings, or formal or informal complaints or investigations by any Person against AOL, or to which any of AOL's assets are subject which, to AOL's knowledge, could reasonably be expected to have a direct material adverse effect on the business of the Company as currently constituted or on AOL's ability to perform its obligations hereunder. AOL is not subject to or bound by any currently existing judgment, order, writ, injunction or decree which could reasonably be expected to have a direct material adverse effect on the business of the Company as currently constituted or on AOL's ability to perform its obligations hereunder.

           3.7 Transactions with Affiliates. Except as set forth on Schedule 3.7, neither AOL nor any of AOL's Affiliates has since January 1, 1998: (a) borrowed money from or loaned money to the Company which remains outstanding;
(b) obtained any contractual or other claim, express or implied, of any kind whatsoever against the Company; (c) any interest in any property or assets used by the Company in its business; or (d) engaged in any other transaction with the Company.

           3.8 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by AOL directly with Buyer without the intervention of any Person on behalf of AOL in such manner as to give rise to any valid claim by any Person against Buyer for a finder's fee, brokerage commission or similar payment.

           3.9 Investment Intent. AOL is acquiring the Subordinated Notes for its own account for the purpose of investment and not with a view to resale or any distribution thereof. AOL understands that (a) the Subordinated Notes have not been registered under the Securities Act of 1933, as amended, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof, (b) the Subordinated Notes must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act of 1933, as amended, or is exempt from such registration, and (c) HCI will make a notation on its transfer books to such effect. AOL acknowledges that it has had a full opportunity to request from HCI and to review and has received all information which it deems relevant, in making a decision to acquire the Subordinated Notes and will comply with the restrictions on transferability of the Subordinated Notes contained therein.

           3.10 No Misrepresentations. The representations, warranties and statements made by AOL in or pursuant to this Agreement are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is



                                      21.

made, not misleading. This Section 3.10 shall not be interpreted in any way to expand or alter the specific scope or coverage of the representations and warranties otherwise being made by AOL in this Article 111.

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

           Buyer represents and warrants to the Shareholders as follows:

           4.1 Organization. Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware.

           4.2 Authority. Buyer has all requisite corporate power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Buyer in connection with or pursuant to this Agreement (collectively, the "Buyer Documents"). The execution, delivery and performance by Buyer of each Buyer Document have been duly authorized by all necessary corporate action. This Agreement has been, and at the Closing and the Second Closing, as the case may be, the other Buyer Documents will be, duly executed and delivered by Buyer. This Agreement is, and, upon execution and delivery by Buyer at the Closing or the Second Closing, as the case may be, each of the other Buyer Documents will be, a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with their respective terms.

           4.3 No Violation. The execution and delivery of this Agreement and the other Buyer Documents, the performance of the Buyer's obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the purchase of the Shares from the Shareholders, will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under, or result in the creation of any Lien on Buyer or any of its assets pursuant to, or require Buyer to obtain any consent, approval or action of, make any filing with, or give any notice to any Person as a result or under the terms of, or relieve any third party of any obligation to the Company under or give any third party the right to terminate or accelerate any obligation under, (i) Buyer's certificate of incorporation or by-laws, (ii) any material agreement or Permit by which Buyer is bound, or (iii) any law, statute, rule, regulation, ordinance or other pronouncement, or any writ, judgment, decree, injunction or similar order, of any Governmental Body by which Buyer or any of their respective assets are in any way bound or obligated.

           4.4 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Buyer in connection with the transactions contemplated by this Agreement.

           4.5 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Buyer directly with the Shareholders without the intervention of any Person on behalf of Buyer in such manner as to give rise to any valid claim



                                      22.

by any Person against the Company or the Shareholders for a finder's fee, brokerage commission or similar payment.

           4.6 HomeArts Business. The HomeArts Business (as defined in the AOL Subordinated Note) constitutes all of the material tangible and intangible property used by Buyer (whether owned, leased or held under license by Buyer, by any of Buyer's Affiliates, or by others) in connection with the conduct of the HomeArts Site (as defined in the AOL Subordinated Note) as is currently being conducted by Buyer.

           4.7 Financial Condition. Buyer has sufficient assets and cash flow to meet its anticipated expenses as its business is currently being conducted, including, without limitation the HomeArts Business, and to fully perform its obligations hereunder.

           4.8 No Misrepresentations. The representations, warranties and statements made by Buyer in or pursuant to this Agreement are true, complete and correct in all material respects. None of such representations, warranties or statements contains any untrue statement of a material fact or omits to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.

                                    ARTICLE 5

                            COVENANTS AND AGREEMENTS

           5.1 Conduct of Business. Prior to the Closing, unless HCI otherwise consents in writing, the Holders will cause the Company to operate in the ordinary course of business and consistent with past practices and use commercially reasonable efforts to preserve the goodwill of the Company and (except as, described in Schedule 2.11) of its employees, customers, suppliers, Governmental Bodies and others having business dealings with the Company.

           5.2 Exercise of Options. Prior to the Closing, no Option Holder shall exercise any of the Options owned by such Option Holder.

           5.3 Exercise or Transfer of AOL Warrants. Prior to the Closing, AOL shall not, and, to the extent legally permitted, the Holders shall cause the Company to refrain from permitting AOL to (i) exercise or transfer the AOL Warrants, (ii) transfer or convert the AOL Notes or (iii) amend the terms or provisions of the AOL Warrants or the AOL Notes.

           5.4 Intellectual Property. Diserio will use her best efforts to preserve and maintain intact, and will transfer, assign and set over to the Company or Buyer, at HCI's election, at no cost to the Company or Buyer, as the case may be, all of Diserio's rights, title and interest in any Intellectual Property used or useful in the operation of the business of the Company, whether registered or unregistered, wherever located, including without limitation any rights of Diserio in (i) the pending applications for registration of the trademarks "Astronet" and "Astromates" set forth on Schedule 5.4, and (ii) any other pending applications with any Governmental Body or similar trademark registration authority relating to the trademarks "Astronet" and "Astromates"; provided, however, that, except as set forth in the License Agreement (as hereinafter defined), Diserio may retain all right, title and interest currently held by Diserio in the trademark "Genie Easy."




                                      23.

           5.5 Access and Information. The Holders will cause the Company to permit Buyer, its lenders and their respective representatives to have reasonable access to the Company's employees, agents, assets and properties and all relevant books, records and documents of or relating to the business and assets of the Company during normal business hours and will furnish to Buyer and its lenders such information, financial records and other documents relating to the Company and its operations and business as Buyer and its lenders may reasonably request. The Holders will cause the Company to permit Buyer, its lenders and their respective representatives reasonable access to the Company's accountants, auditors and suppliers for reasonable consultation or verification of any information obtained by Buyer and its lenders and will use commercially reasonable efforts to cause such Persons to cooperate with Buyer, its lenders and their respective representatives in such consultations and in verifying such information.

           5.6 Information for Filings. The Shareholders and Buyer will furnish each other with all information that is required for inclusion in any application or filing made by such party or its Affiliates to any Governmental Body in connection with the transactions contemplated by this Agreement.

           5.7 Fulfillment of Conditions by the Shareholders.

               (a) Each Holder will not knowingly take any action that would cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including, without limitation, by taking or causing to be taken any action that would cause the representations and warranties made by such Holder herein not to be true and correct as of the Closing and the Second Closing. Each Holder will take all commercially reasonable steps within its power to cause to be fulfilled the conditions precedent to Buyer's obligations to consummate the transactions contemplated hereby.

               (b) AOL will not knowingly take any action that would directly cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including, without limitation, by taking or causing to be taken any action that would cause the representations and warranties made by AOL herein not to be true and correct as of the Closing. AOL will take all commercially reasonable steps within its power to cause to be fulfilled the conditions precedent to Buyer's obligations to consummate the transactions contemplated hereby.

           5.8 Fulfillment of Conditions by Buyer. Buyer will not knowingly take any action that would cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including, without limitation, by taking or causing to be taken any action that would cause the representations and warranties made by Buyer herein not to be true and correct as of the Closing and the Second Closing. Buyer will take all commercially reasonable steps within its power to cause to be fulfilled the conditions precedent to the obligations of the Company to consummate the transactions.

           5.9 Publicity.

               (a) Buyer and the Holders will cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions



                                      24.

contemplated by this Agreement. Neither Buyer nor the Holders will issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without the consent of Buyer and AOL, with respect to the Holders, and the Holders' Representative, with respect to the Buyer (subject also to the conditions of Section 5.9(b)), except as required by law, but in any event only after giving the other party a reasonable opportunity to comment on such release or announcement in advance, consistent with such applicable legal requirements.

               (b) Buyer and AOL will cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated by this Agreement. Neither Buyer nor AOL will issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without the consent of the other party, except as required by law, but in any event only after giving the other party a reasonable opportunity to comment on such release or announcement in advance, consistent with such applicable legal requirements.

           5.10 Transaction Costs. Buyer will pay all transaction costs and expenses (including legal, accounting and other professional fees) that it incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby. The Holders will pay all transaction costs and expenses (including legal, accounting and other professional fees) that they incur in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby; provided that, subject to the conditions set forth in the Holders Subordinated Note, the Company may pay up to $25,000 of such costs and expenses. AOL will pay all transaction costs and expenses (including legal, accounting and other professional fees) that it incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

           5.11 Nondisclosure. Each Shareholder and Buyer acknowledge and agree that all customer, prospect and marketing lists, sales data, intellectual property, proprietary information, trade secrets and other confidential information of the Company (collectively, "Confidential Information") are valuable assets of the Company. Each Shareholder agrees to, and agrees to use reasonable efforts to cause its or his representatives to, treat the Confidential Information, together with any other confidential information furnished to it by Buyer, as confidential and not to make use of such information for its or his own purposes or for the benefit of any other Person (other than the Company). In the event the Closing does not occur, Buyer agrees to, and agrees to use reasonable efforts to cause its representatives to, treat the Confidential Information, together with any other confidential information furnished to it by the Company, as confidential and not to make use of such information for its or his own purposes or for the benefit of any other Person (other than the Company). The foregoing confidentiality obligations will not apply to information that (a) is at the time of receipt or thereafter becomes publicly known through no wrongful act of any Shareholder, or Buyer, as the case may be, (b) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement (c) is received by AOL pursuant to the relationship of the Company with AOL as a tenant on the AOL proprietary network, in the case of AOL's obligations, (d) is required to be disclosed pursuant to applicable law or an order or decree of a Governmental Body, or (e) is independently developed without violation of this Section 5.11 by a Shareholder or Buyer, as the case may be. Further, the parties acknowledge that AOL is involved in a broad range of



                                      25.

activities in the online industry and agree that, without more, any activities of AOL which may resemble any Confidential Information will not be presumed to violate this Section 5.11.

           5.12 Exclusivity. Until the earlier to occur of the Second Closing or the termination of this Agreement, each Shareholder (including their agents and representatives) shall, and the Holders shall cause the Company and each officer, director, agent and representative of each Holder and the Company to, hot, directly or indirectly, (a) submit, solicit, initiate, encourage or discuss any proposal or offer from any person relating to any (i) reorganization, dissolution or recapitalization involving the Company, (ii) merger or consolidation involving the Company, (iii) sale of any assets of the Company outside the ordinary course of business or sale of capital stock or other equity interests in the Company, or (iv) similar transaction or business combination involving the Company or its respective assets, capital stock or equity interests; or (b) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any person to do or seek the foregoing. Each Shareholder will, and the Holders will cause the Company to, terminate all discussions with any third party regarding the foregoing and will notify Buyer immediately if any person makes any proposal or offer with respect to the foregoing.

           5.13 Relocation of the Company. Provided that Diserio remains an employee of the Company, until the date that is one year after the Closing Date, Buyer will not, without the prior written consent of Diserio, relocate the Company's principal office from the Town of New Canaan, Connecticut.

           5.14 Consent and Waiver. By executing this Agreement, AOL hereby consents to and waives any rights it has or might have pursuant to the AOL Documents with respect to (i) the execution and delivery of this Agreement by the Company, Newco and the Holders and (ii) provided that this Agreement is not terminated pursuant to Section 9. 1, the transactions contemplated hereby.

                                    ARTICLE 6

                               CLOSING CONDITIONS

           6.1 Conditions to Obligations of Buyer. The obligations of Buyer under this Agreement are subject to the satisfaction at or prior to the Closing or the Second Closing, as the case may be, of the following conditions, but compliance with any such conditions may be waived by Buyer in writing:

               (a) All representations and warranties of the Holders and of AOL contained in this Agreement shall be true and correct in all material respects at and as of the Closing and the Second Closing, with the same effect as though such representations and warranties were made at and as of the Closing or the Second Closing, as the case may be (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct in all material respects as of such specified date only).




                                      26.

               (b) Each Shareholder shall have performed and complied with all the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing or the Second Closing, as the case may be.

               (c) The contractual and governmental consents, approvals, orders, authorizations and notices described in Schedule 6.1(c) shall have been obtained or given, as applicable.

               (d) Each of Diserio, Turner and Cunningham shall have executed and delivered to the Company an employment agreement, substantially in the form of Exhibits F-1, F-2, and F-3, respectively.

               (e) Diserio shall have executed a license agreement, substantially in the form of Exhibit G hereto (the "License Agreement"), granting to the Company or Buyer, at Buyer's election, at no cost, an exclusive license to use the trademark "Genie Easy" during the term of her employment with the Company or with any successor to the business of the Company and shall have transferred, assigned and set over to the Company or Buyer, at HCI's election. all of Diserio's rights, title and interest in the Intellectual Property set forth in Section 5.4 by such instruments of transfer as HCI may reasonably request.

               (f) AOL shall have executed and delivered to the Company UCC Termination statements with respect to all security interests held by AOL in the assets of the Company and Newco.

               (g) The Company shall have delivered to Buyer (i) copies of its certificate or articles of incorporation (or other comparable organizational documents), including all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation or organization, (ii) certificates from the Secretary of State or other appropriate official of the respective jurisdiction of incorporation or organization to the effect that it is in good standing or subsisting in such jurisdiction, listing all charter documents on file and attesting to its payment of all franchise or similar Taxes, and (iii) a certificate from the Secretary of State or other appropriate official in each jurisdiction in which it is qualified or admitted to do business to the effect that it is duly qualified or admitted and in good standing in such jurisdiction.

               (h) Buyer shall have received executed copies of

                     (i) (A) the DE Certificate of Merger, (B) the CT Certificate of Merger, (C) the CT Plan of Merger and (D) such other documents as necessary to consummate the CT Merger pursuant to the provisions of the DGCL and the CBCA

                     (ii) (A) the Certificate of Merger and (B) such other documents as are necessary to cause the DE Merger to be consummated in accordance with the provisions of the DGCL and the DLLCA.

               (i) Buyer shall have received (i) the AOL Warrants, in genuine and unaltered form, accompanied by such instruments of transfer or cancellation as may reasonably be



                                      27.

requested by Buyer and (ii) the AOL Notes, in genuine and unaltered form, accompanied by such instruments of transfer or cancellation as may reasonably be requested by Buyer.

               (j) Buyer shall have received the Options, in genuine and unaltered form, accompanied by such instruments of transfer or cancellation as may reasonably be requested by Buyer.

               (k) Buyer shall have received the minute book of the Company.

               (l) Buyer shall have received from each Shareholder a general release dated as of the Closing Date in form and substance reasonably satisfactory to Buyer, releasing the Company and Newco from all liabilities arising on or prior to the Closing.

               (m) There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

               (n) Each Holder shall have delivered to Buyer a closing certificate, substantially in the form of Exhibit H-1 hereto.

               (o) AOL shall have delivered to Buyer a closing certificate, substantially in the form of Exhibit H-2 hereto.

               (p) The Holders shall have delivered to Buyer a legal opinion of the Holders' counsel, substantially in the form of Exhibit I hereto.

               (q) The Company's Confidential Information Provider Agreement with AOL will have been modified and extended on terms and conditions acceptable to Buyer; provided, however, that Buyer's execution and delivery of a new Confidential Information Provider Agreement with AOL with respect to the Company shall be deemed to be a waiver of this Section 6. 1 (q).

           6.2 Conditions to Obligations of the Shareholders. The obligations of the Shareholders under this Agreement are subject to the satisfaction at or prior to the Closing or the Second Closing, as the case may be, of the following conditions, but compliance with any such conditions may be waived by the Shareholders in writing:

               (a) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing and the Second Closing, with the same effect as though such representations and warranties were made at and as of the Closing or the Second Closing, as the case may be (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct in all material respects as of such specified date only).

               (b) Buyer shall have performed and complied with the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing or the Second Closing, as the case may be.




                                      28.

               (c) Buyer shall have delivered to the Shareholders a closing certificate, substantially in the form of Exhibit J hereto.

               (d) Buyer shall have delivered to the Shareholders a certificate of the Secretary of Buyer, substantially in the form of Exhibit K hereto.

               (e) Buyer shall have delivered to the Shareholders a legal opinion of Rogers & Wells LLP, counsel to Buyer, substantially in the form of Exhibit L hereto.

               (f) There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

               (g) AOL shall have received from each Holder and the Company a general release dated as of the Closing Date in form and substance reasonably satisfactory to AOL, releasing AOL from all liabilities to such Holders and the Company arising on or prior to the Closing, other than those obligations arising out of this Agreement or the Shareholder Documents.

               (h) Each Holder shall have received from AOL a general release dated as of the Closing Date in form and substance reasonably satisfactory to the Holders' Representative, releasing the Holders from all liabilities to AOL arising on or prior to the Closing, other than those obligations arising out of this Agreement or the Shareholder Documents.

               (i) The Shareholders shall have received a certificate of a financial officer of The Hearst Corporation substantially in the form of Exhibit M hereto.

               (j) At the Closing, Diserio and Barstow shall have received the Shares Payment as set forth in Section 1.2 and Holders Subordinated Notes in the initial principal amount set forth in Section 1.2.

               (k) At the Closing, AOL shall have received the AOL Payment and the AOL Subordinated Note in the initial principal amount set forth in Section 1.3.

               (l) At the Second Closing, the Option Holders shall have received the Option Payment as set forth in Section 1.4 hereto and Holders Subordinated Notes in the initial principal amounts set forth set forth in Section 1.4 hereto.

                                    ARTICLE 7

                                 INDEMNIFICATION

           7.1 Indemnification of Buyer.

               (a) The Holders, jointly and severally, will indemnify and hold Buyer, its Affiliates and their respective directors, officers, employees and agents (collectively, the "Buyer Parties") harmless from any and all liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs and reasonable attorneys' fees (collectively, "Losses"),



                                      29.

that any Buyer Party, may suffer or incur as a result of or relating to the inaccuracy in or breach of any representation, warranty, covenant or agreement of the Holders contained in this Agreement or in any document or other papers delivered pursuant to this Agreement; provided, however, that the Holders shall not be liable to Buyer pursuant to this Section 7.1(a) in respect of that portion of any Loss for which the principal amount of the Holders Subordinated Notes is reduced pursuant to Section 3.2 thereof; provided, further, that Diserio, Cunningham and Turner shall be severally and not jointly liable for breaches of Article 8 hereof. No amounts of indemnity shall be payable pursuant to this Section 7.1(a), other than with respect to (i) a breach of Article 8 hereof or (ii) the infringement by the Company of the rights of any person with respect to the trademark "Astromates" or any derivation thereof unless and until the Buyer Parties hereunder have suffered, incurred, sustained or become subject to Losses in excess of forty thousand dollars ($40,000) in the aggregate, in which event the Buyer Parties shall be entitled to seek indemnification from the Holders for the full amount of such Losses. No amounts of indemnity shall be payable pursuant to this Section 7. 1 (a) by any Holder in excess of such Holder's pro rata share of such Losses hereunder according to such Holder's proportionate interest in the Shares and the Option Shares (assuming issuance thereof) as of the date hereof (which for purposes hereof equals 1278.8 shares of Common Stock).

               (b) AOL will indemnify and hold the Buyer Parties harmless from any and all Losses that any Buyer Party, may suffer or incur as a result of or relating to the inaccuracy in or breach of any representation, warranty, covenant or agreement of AOL contained in this Agreement or in any document or other papers executed and delivered by AOL pursuant to this Agreement.

           7.2 Indemnification of the Shareholders. Buyer will indemnify and hold the Shareholders harmless from any and all Losses that any Shareholder may suffer or incur as a result of or relating to the inaccuracy In or breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement or in any document or other papers delivered pursuant to this Agreement. No amounts of indemnity shall be payable to the Holders as a result of a claim arising under this Section 7.2 unless and until the Holders have suffered, incurred, sustained or become subject to Losses referred to in this
Section 7.2 in excess of forty thousand dollars ($40,000) in the aggregate, in which event, the Holders shall be entitled to seek indemnification from Buyer for the full amount of such Losses; provided that the foregoing limitation shall not apply to Buyer's obligation to comply with the provisions of the Holders Subordinated Notes.

           7.3 Survival. The representations, warranties, covenants and agreements of each Holder, AOL and Buyer contained in this Agreement, will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) with respect to representations and warranties, and any covenant or agreement to be performed prior to the Closing, until two years after the Closing Date; provided that the representations and warranties set forth in Sections 2.2, 2.3, 2.12, 2.14, 2.16, 2.18, 2.23, 3.2,
3.3 and 3.8 will survive until the expiration of all applicable statutes of limitation with respect to the matters covered thereby; and (ii) with respect to covenants and agreements, until 90 days following the last date on which such covenant or agreement is to be performed, or if no such date is specified, indefinitely; provided, however, that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (i) or (ii) above will continue to survive, if a Claim Notice



                                      30.

shall have been given under this Article VII on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article VII.

           7.4 Notice. Any party entitled to receive indemnification under this
Article VII (the "Indemnified Party") agrees to give prompt written notice (a "Claim Notice") to the party or parties required to provide such indemnification (the "Indemnifying Parties") upon the occurrence of any indemnifiable Loss or the assertion of any claim or the commencement of any action or proceeding in respect of which such a Loss may reasonably be expected to occur (such a claim, action or proceeding being referred to as a "Claim"), but the Indemnified Party's failure to give such notice will not affect the obligations of the Indemnifying Party under this Article VII except to the extent that the Indemnifying Party is prejudiced thereby.

           7.5 Defense of Claims. The Indemnifying Party may elect to assume and control the defense of any Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses related thereto, if (a) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for any Losses resulting from such Claim and provides reasonable evidence to the Indemnified Party of its financial ability to satisfy such obligation, and (b) the Claim does not seek to impose any material liability or obligation on the Indemnified Party other than for money damages. If such conditions are satisfied and the Indemnifying Party elects to assume and control the defense of a Claim, then (i) the Indemnifying Party will not be liable for any settlement of such Claim effected without its consent, which consent will not be unreasonably withheld; (ii) the Indemnifying Party may not settle such Claim without the consent of the Indemnified Party (not to be unreasonably withheld) unless such settlement includes a full and unconditional release of the Indemnified Party; and (iii) the Indemnified Party may employ separate counsel and participate in the defense thereof, but the Indemnified Party will be responsible for the fees and expenses of such counsel unless (A) the Indemnifying Party has failed to assume the defense of such Claim or to employ counsel with respect thereto or (B) a conflict of interest exists between the interests of the Indemnified Party and the Indemnifying Party that requires representation by separate counsel, in which case the fees and expenses of such separate counsel will be paid by the Indemnifying Party. If such conditions are not satisfied, the Indemnified Party may assume and control the defense of the Claim at the expense of the Indemnifying Party; provided that the Indemnified Party may not settle any such Claim without the consent of the Indemnifying Party (not to be unreasonably withheld) unless such settlement includes a full and unconditional release of the Indemnifying Party; and further provided that the Indemnifying Party is given a reasonable opportunity to participate in such defense (at the Indemnifying Party's expense).

           7.6 Remedies of Buyer. In the event that the Holders are liable to Buyer pursuant to Section 7. 1 (a) with respect to any Loss in respect of which the principal amount of the Holders Subordinated Notes is not reduced pursuant to Section 3.2 thereof, then the Holders agree that Buyer may set-off against the payments due under any of the Holders Subordinated Notes the amounts so owed to Buyer.




                                      31.

                                    ARTICLE 8

                            NONCOMPETITION AGREEMENT

           8.1 Noncompetition. For a period commencing on the Closing Date and terminating (i) in the case of paragraphs (a) and (b) below, one year after such party ceases to be employed by the Company or any successor to the business of the Company, and (ii) in the case of paragraph (c) below, two years after such party ceases to be employed by the Company or any successor to the business of the Company (the "Restricted Period"), Diserio, Cunningham and Turner will not, without the prior written consent of HCI, directly or indirectly, on their own behalf or as an agent of, or as a stockholder, partner or other investor in, any Person (other than the Company or any successor to the business of the Company):

               (a) engage in the following activity (the "Restricted Activity") ") in the United States of America (the "Restricted Area"): (i) in the case of Diserio, any activity related to astrology, tarot, psychic readings, predictions and advice and other similar variations of fortune telling, predictions and advice (A) under the name "Genie Easy", "Genie", "Eugenie" or any other similar name or derivation thereof, (B) on any online interactive media, now known or hereinafter developed, including but not limited to the international network of interconnected computers commonly referred to as the "Internet" and proprietary networks like the America Online proprietary network, or (C) by publication, broadcast or transmission in national mass media (it being expressly agreed and understood that the preceding clause will not preclude Diserio from performing such services in local mass media under an assumed name); and (ii) in the case of Cunningham and Turner, any activity that is directly competitive with the services or businesses of the Company or any successor to the business of the Company [for which such Shareholder has responsibility as an employee of the Company] or any successor to the business of the Company;

               (b) render any services to, or become interested (as a partner, shareholder, principal, agent, trustee, consultant or in any other similar relationship or capacity) in, any Person (other than the Company or any successor to the business of the Company) engaged in the Restricted Activity in the Restricted Area; provided that the restrictions in this Section 8. 1 (b) will not prohibit a party hereto from investing in a class of publicly traded securities constituting less than 2% of the outstanding securities in such class; or

               (c) in the Restricted Area, knowingly solicit, induce, aid or suggest, directly or indirectly to any Person who is an employee, author, independent contractor or other service provider, customer, agency or advertiser of the Company or any successor to the business of the Company at such time or who was an employee, author, independent contractor or other service provider, customer, agency or advertiser of the Company or any successor to the business of the Company during the year prior to such time, to leave such employ, to terminate such relationship, to cease doing business with or to become an employee of any Person other than the Company or such successor to the business of the Company, as the case may be.




                                      32.

           8.2 Enforcement.

               (a) Each of Diserio, Cunningham and Turner acknowledges and agrees that its obligations under this Article VIII are a material inducement and condition to Buyer's entering into this Agreement and performing its obligations hereunder and that the restrictions and remedies contained in this
Article VIII are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of Buyer.

               (b) If the provisions of this Article VIII are found by a court of competent jurisdiction to contain unreasonable or unnecessary limitations as to time, geographic area or scope of activity, then such court is hereby directed to reform such provisions to the minimum extent necessary to cause the limitations contained therein as to time, geographical area and scope of activity to be reasonable and enforceable.

               (c) Each of Diserio, Cunningham and Turner acknowledges and agrees that Buyer would be irreparably harmed by any violation of its obligations under this Article VIII and that, in addition to all other rights or remedies available at law or in equity, Buyer will be entitled to (i) injunctive and other equitable relief to prevent or enjoin any such violation, and (ii) require the breaching Shareholder to pay over to Buyer all compensation, profits or other benefits derived or received as a result of any transactions constituting a breach of this Article VIII.

                                    ARTICLE 9

                                  MISCELLANEOUS

           9.1 Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned (a) at any time prior to the Closing by mutual written consent of Buyer, AOL and the Holders' Representative (as defined below); or (b) by Buyer, AOL or the Holders' Representative if the Closing has not occurred on or prior to December 31, 1998 (unless the Closing has not occurred as a result of a breach of this Agreement by the party seeking such termination or, in the case of termination by the Holders' Representative, a breach by any Shareholder). If this Agreement is terminated pursuant to this
Section 9. 1, this Agreement shall become null and void and no party shall have any further liability hereunder except that (A) the provisions of Sections 5. 10 and 5.11 shall remain in full force and effect and (B) each party hereto shall remain liable to each other party hereto for any breach of this Agreement by such party prior to such termination.

           9.2 Notices. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by telecopy or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other person or such other address as any Party may provide to the other parties by notice in accordance with this Section 9.2):





                                      33.

if to Buyer:                                              with copies to:

c/o        Hearst New Media & Technology                  Rogers & Wells LLP
           959 Eighth Avenue                              200 Park Avenue
           New York, New York 10019                       New York, New York 10166
           Attention:  Kenneth A. Bronfin                 Attention:  Steven A. Hobbs, Esq.

if to the Holders:                                        with copies to:
c/o        Eugenie A. Diserio                             Diserio Martin O'Connor & Castiglioni LLP
           68 Running Brook Lane                          One Atlantic Street
           New Canaan, Connecticut 06840                  Stamford, Connecticut 06901
                                                          Attention:  Brian O'Connor

if to AOL:                                                with copies to:

America Online                                            America Online
22000 AOL Way                                             22000 AOL Way
Dulles, Virginia 20166                                    Dulles, Virginia 20166
Attn:  Len Leader                                         Attn:  General Counsel


Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by telecopy or, if mailed, when actually received.

           9.3 Attorneys' Fees and Costs. If attorneys' fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith from the responsible party. To the extent more than one party is responsible, such parties will be jointly and severally liable for their pro rata share of such fees and other costs in proportion to their responsibility and then, if equally responsible, or relative responsibility cannot be determined, in relation to their proportionate share of the Purchase Price.

           9.4 Further Assurances. Each party agrees to execute any and all documents and to perform such other acts as may be reasonably necessary or expedient to fulfill its obligations under this Agreement.

           9.5 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which together will constitute one and the same instrument.

           9.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Shareholder or Buyer without the prior written consent of the other parties and any purported assignment or delegation in violation hereof shall be null and void, except that Buyer may assign all or any part of its rights, interests and obligations hereunder to any Affiliate of Buyer; provided, that no such assignment by Buyer



                                      34.

shall relieve Buyer of its obligations hereunder. This Agreement is not intended to confer any rights or benefits on any Person other than the parties hereto and, to the extent provided in Article VII, the Buyer Parties.

           9.7 Entire Agreement. This Agreement and the related documents contained as Exhibits and Schedules hereto or expressly contemplated hereby contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. This Agreement may not be modified or amended except in writing signed by the party against whom enforcement is sought. The Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.

           9.8 Governing Law.

               (a) This Agreement will be governed by and construed and interpreted in accordance with the substantive laws of the State of New York, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

           9.9 Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

               (a) "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning twenty percent (20%) or more of the voting securities of a second Person shall be deemed to control that second Person.

               (b) "AOL Documents" means: (i) the Confidential Information Provider Agreement, dated as of July 28, 1995, by and between the Company and AOL, as amended; (ii) the Note and Warrant Purchase Agreement, dated as of July 28, 1995, by and among the Company Diserio and AOL; (iii) the AOL Notes; (iv) the Stock Purchase Warrant, executed July 28, 1995, issued to AOL by the Company; (v) the Security Agreement, dated as of July 28, 1995, by and between the Company and AOL, as amended; (vi) the Employee Agreement, dated July 27, 1995, by and among the Company, Diserio and AOL; (viii) the Second Round Note and Warrant Purchase Agreement, dated as of November 15, 1996, by and among the Company, Diserio and AOL, as amended; and (viii) the Second Round Stock Purchase Warrant, dated November 15, 1996, issued by the Company to AOL.

               (c) "Business Day" means any weekday (Monday through Friday) on which banks in New York, New York are open for business.

               (d) "Code" means the Internal Revenue Code of 1986, as amended.

               (e) "Environmental Law" means any existing federal, state or local law, statute, ordinance, rule, regulation, Permit, order, judgment or decree relating to (i) the protection



                                      35.

of the environment or (ii) the use, storage, generation, transportation, processing, production, release or disposal of Hazardous Substances.

               (f) "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Body or any Environmental Law, including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any product or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, lead or polychlorinated biphenyls.

               (g) "Intellectual Property" means all computer software and software licenses, intellectual property, proprietary information, trade secrets, material and manufacturing specifications, drawings and designs, patents, trademarks, service marks, trade names and copyrights, and applications for and licenses (to or from the Company) with respect to any of the foregoing.

               (h) "Liabilities" means any direct or indirect debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown.

               (i) "Person" means any individual, corporation, partnership, Governmental Body or other entity.

               (j) "Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, property, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any Tax liability.

               (k) "Tax Return" means a report, return or other information required to be supplied to a governmental entity with respect to Taxes.

           9.10 Holders' Representative.

                (a) Each Holder hereby irrevocably constitutes and appoints Diserio (in such capacity, the "Holders' Representative") as such Holder's attorney-in-fact and agent in connection with the performance of this Agreement. This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of any Holder.

                (b) Each Holder hereby irrevocably grants the Holders' Representative full power and authority: (i) to execute and deliver, on behalf of such Holder, and to accept delivery of, on behalf of such Holder, such documents as may be deemed by the Holders; Representative, in her sole discretion, to be appropriate to consummate this Agreement; (ii) to transmit each Holder's share of the Purchase Price to the appropriate Holders; (iii) to
(A) dispute or refrain from disputing, on behalf of such Holder, any claim made by Buyer under this Agreement;



                                      36.

(B) negotiate and compromise, on behalf of such Holder, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement, and (C) execute, on behalf of such Holder, any settlement agreement, release or other document with respect to such dispute or remedy;
(iv) to give or agree to, on behalf of such Holder, any and all consents, waivers, amendments or modifications, deemed by the Holders' Representative, in her sole discretion, to be necessary or appropriate under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith; (v) to enforce, on behalf of such Holder, any claim against Buyer arising under this Agreement; (vi) to engage attorneys, accountants and agents at the expense of the Holders; (vii) to amend this Agreement (other than this Section 9.10) or any of the instruments to be delivered to Buyer by such Holder pursuant to this Agreement; and (viii) to give such instructions and to take such action or refrain from taking such action, on behalf of such Holder, as the Holders' Representative deems, in her sole discretion, necessary or appropriate to carry out the provisions of this Agreement.

               (c) Each Holder hereby agrees that: (i) in all matters in which action by the Holders' Representative is required or permitted, the Holders' Representative is authorized to act on behalf of such Holder, notwithstanding any dispute or disagreement among Holders or between any Holder and the Holders' Representative, and Buyer shall be entitled to rely on any and all action taken by the Holders' Representative under this Agreement without any liability to, or obligation to inquire of, any of the other Holders, notwithstanding any knowledge on the part of Buyer of any such dispute or disagreement; (ii) notice to the Holders' Representative, delivered in the manner provided in Section 9.2, shall be deemed to be notice to all Holders for the purposes of this Agreement;
(iii) the power and authority of the Holders' Representative, as described in this Agreement, shall continue in force until all rights and obligations of the Holders and this Agreement shall have terminated, expired or been fully performed; (iv) a majority in interest of the Holders other than Diserio (as determined by reference to Schedule 1.4) shall have the right, exercisable from time to time upon written notice delivered to the Holders' Representative and Buyer, to remove the Holders' Representative, with or without cause, and to appoint any other Holder as a Holders' Representative following the death, resignation or removal of the Holders' Representative; and (v) if the Holders' Representative resigns or is removed or otherwise ceases to function in her capacity as such for any reason whatsoever, and no successor is appointed pursuant to paragraph (iv) within 30 days, then Buyer shall have the right to appoint a Holder to act as the Holders' Representative, to serve as described in this Agreement.

               (d) Each Holder agrees that, notwithstanding the foregoing, at the request of Buyer, such Holder shall take all actions necessary or appropriate to consummate the transactions contemplated hereby (including, without limitation, delivery of the Shares and acceptance of their share of the Purchase Price therefor) individually on such Holder's own behalf, and shall deliver any other documents required of Holders pursuant to the terms hereof.

               (e) Holders, jointly and severally, shall indemnify Buyer against, and agree to holder the Buyer Parties harmless from, any and all Losses incurred or suffered by any of such persons arising out of, with respect to or incident to the operation of, or any breach of any covenant or agreement pursuant to, this Section 9. 10. or the designation, appointment and actions of the Holders' Representative pursuant to the provisions hereof, including without




                                      37.

limitation, with respect to (i) actions taken by the Holders' Representative, and (ii) reliance by Buyer on, and actions taken by Buyer in response to or in reliance on, the instructions of, notice given by or any other action taken by the Holders' Representative.

               (f) Each Holder shall severally indemnify the Holders' Representative against any Losses (except such as result from such Holder Representative's gross negligence or willful misconduct) that such Holder may suffer or incur in connection with any action or omission of such person as the Holders' Representative. No Holders' Representative shall be liable to any Holder with respect to any action or omission taken or omitted to be taken by the Holders' Representative pursuant to this Section 9. 10, except for the Holders' Representative's gross negligence or willful misconduct.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                 HEARST COMMUNICATIONS, INC.



                                 By: /s/ Kenneth A. Bronfin
                                     -----------------------------------------
                                     Name:  Kenneth A. Bronfin
                                     Title: Senior Vice President -
                                     Hearst New Media & Technology Division



                                 HEARST NEW MEDIA, L.L.C.



                                 By: /s/ Kenneth A. Bronfin
                                     -----------------------------------------
                                     Name:  Kenneth A. Bronfin
                                     Title: President



                                 ASTRONET, INC.



                                 By: /s/  Eugenie A. Diserio
                                     -----------------------------------------
                                     Name:  Eugenie A. Diserio
                                     Title: President





                                      38.

                                 DISERIO MERGER CORP.



                                 By: /s/ Eugenie A. Diserio
                                     -----------------------------------------
                                     Name:  Eugenie A. Diserio
                                     Title: President



                                 /s/ Eugenie Diserio
                                 ---------------------------------------------
                                 Eugenie A. Diserio



                                 /s/ David Cunningham
                                 ---------------------------------------------
                                 David Cunningham



                                 /s/ James Turner
                                 ---------------------------------------------
                                 James Turner



                                 /s/ Richard L. Barstow
                                 ---------------------------------------------
                                 Richard L. Barstow



                                 /s/ Timothy J. Sheridan
                                 ---------------------------------------------
                                 Timothy J. Sheridan



                                 /s/ Christine A. Rising
                                 ---------------------------------------------
                                 Christine A. Rising



                                 AMERICA ONLINE, INC.



                                 By: /s/ David M. Colburn
                                     -----------------------------------------
                                     Name:  David Colburn
                                     Title: Senior Vice President





                                      39.